CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.


     As oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consent to: (a) the use of our reserve report dated February 21, 2000 entitled "Estimate of Reserves and Future Revenue to the Pease Oil & Gas Company Interest in Certain Oil and Gas Properties Located in Louisiana and Texas as of January 1, 2000;" and (b) all references to our firm included in or made a part of Pease Oil & Gas Company's Registration Statement on Form S-4 in connection with a contemplated merger with Carpatsky Petroleum Inc. to be filed with the Securities and Exchange Commission on or about August 11, 2000, and which may be amended from time to time prior to becoming effective.

                                  NETHERLAND, SEWELL & ASSOCIATES, INC.



                                 By: /s/ Danny D. Simmons
                                    Danny D. Simmons
                                    Senior Vice President

Houston, Texas
August 9, 2000